SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - February 12, 2004
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)


Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated February 12, 2004 announcing the Company's earnings for the fourth quarter and year ended December 31, 2003.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   February 12, 2004 announcing the Company's earnings for the fourth quarter and year ended December 31, 2003.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 12, 2003                    Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                             -----------------------------
                                                      Kevin J. Bratton
                                                   Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No. Page


99.1           Metrologic Instruments, Inc. press release dated           3
               February 12, 2004 announcing the Company's earnings for the fourth quarter and year ended December 31, 2003.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

   Metrologic Announces Record Financial Results for Fourth Quarter and Year Ended 2003; Sales and Net Income Exceed High End of Revised Guidance Estimates;
                          Increases Guidance for 2004


Blackwood, New Jersey - February 12, 2004 -- Metrologic Instruments, Inc. (NASDAQ: MTLG), experts in optical image capture and processing solutions that design, manufacture and market sophisticated imaging and scanning solutions for a variety of applications, today announced record financial results for the fourth quarter and year ended December 31, 2003.

Sales increased 32% to approximately $41.7 million for the fourth quarter of 2003 compared with $31.6 million for the same period last year. Net income was approximately $5.2 million, or $0.23 diluted earnings per share, compared with net income of $1.7 million, or $0.10 diluted earnings per share, for the same period last year.

The 2003 fourth quarter results represent the largest amount of sales and net income for any quarter in the near 36-year history of the Company.

Net income for the three months ended December 31, 2003 benefited by approximately $0.07 per diluted share due to the decrease in the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the fourth quarter of 2002.

Sales for the year ended December 31, 2003 increased 19% to approximately $138.0 million compared with approximately $115.8 million for 2002.

Net income for the year ended December 31, 2003 was approximately $12.0 million, or $0.62 diluted earnings per share, not including the gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain expenses of $0.3 million, net of taxes, associated with the Company's former credit agreements. This compares with net income of $1.7 million, or $0.10 diluted earnings per share for 2002. Net income for the year ended December 31, 2003, including the above gain and write-off of certain expenses, was approximately $13.9 million, or $0.72 diluted earnings per share.

Commenting on the fourth quarter results, Metrologic's Chairman and Chief Executive Officer, C. Harry Knowles, stated, "Metrologic's record sales for the fourth quarter were generated from increases across our key business segments and most geographical territories sequentially quarter to quarter in 2003 and over the previous year. It is important to note that the sales growth was achieved with mostly Metrologic's older, established products. I believe that this growth demonstrates Metrologic's selling ability and provides a strong basis for continued increases in sales and net income in 2004 as the new products begin to ship in larger quantities. Our new products, in both POS and industrial markets, are being received well by customers in the testing stages."

2004 Guidance Increased:

Metrologic expects sales for the first quarter of 2004 to be approximately $38.5 million to $39.5 million. Net income is expected to be approximately $3.9 million to $4.2 million or $0.17 to $0.18 diluted earnings per share, assuming that the value of the euro maintains a rate close to $1.20 U.S. dollars to the euro in the first quarter.

For the full year of 2004, Metrologic has increased its sales guidance to approximately $160 million to $167 million, up from previous estimates of $153 million to $155 million. Net income is expected to be in the range of $17.4 million to $18.5 million, or $0.75 to $0.80 diluted earnings per share. The earnings estimate for 2004 assumes that the value of the euro averages for the year at $1.13 U.S. dollars to the euro. The 2004 net income estimate is an increase from the Company's previous estimate of $15.5 million to $16.6 million, or $0.67 to $0.73 diluted earnings per share.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic, camera and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.


For more information contact:             Analysts should contact:
Dale Fischer, Vice President              Kevin Bratton
(856)228-8100                             Chief Financial Officer
Email: Investor@metrologic.com            856-228-8100

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended  Twelve Months Ended
                                           December 31,        December 31,
                                          2003      2002      2003      2002
                                          ----      ----      ----      ----

 Sales                                 $ 41,702  $ 31,630  $138,011  $115,806
 Cost of sales                           23,302    20,376    79,654    74,385
                                       --------  --------  --------  --------
 Gross profit                            18,400    11,254    58,357    41,421
 Selling, general and administrative
    expenses                              8,651     6,468    31,378    28,271
 Research and development expenses        1,554     1,642     6,764     6,929
 Severance costs                              -         -        71       602
                                       --------  --------  --------  --------
 Operating income                         8,195     3,144    20,144     5,619
 Net interest expense                      (224)     (574)   (1,291)   (2,739)
 Other income (expense)                     473       108       (12)     (178)
 Gain on extinguishment of debt               -         -     2,200         -
                                      ---------  --------  --------  --------
 Income before income tax expense         8,444     2,678    21,041     2,702
 Income tax expense                       3,208     1,018     7,160     1,027
                                      ---------  --------  --------  --------
 Net income                               5,236     1,660    13,881     1,675
                                      =========  ========  ========  ========
 Earnings per share:*
    Basic                             $    0.26   $  0.10   $  0.79  $   0.10
    Diluted                           $    0.23   $  0.10   $  0.72  $   0.10
 Weighted average number of common
       shares outstanding*
    Basic                                20,390    16,410    17,597    16,400
    Diluted                              22,609    16,684    19,383    16,471


                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                           December 31, December 31,
                                                         2003          2002
                                                         ----          ----
 Cash and cash equivalents                             $ 48,817     $  1,202
 Restricted cash                                              -        1,000
 Accounts receivable, net                                27,369       20,412
 Inventories, net                                        16,972       14,039
 Other current assets                                     3,542        2,526
                                                       --------     --------
     Total current assets                                96,700       39,179

 Property, plant and equipment, net                      16,940       12,600
 Goodwill and other intangibles, net                     24,148       21,525
 Other assets                                               204          948
                                                       --------       ------
     Total assets                                      $137,992     $ 74,252
                                                       ========       ======
 Accounts payable and accrued expenses                 $ 19,289     $ 18,108
 Current portion of debt                                  5,207        7,055
 Deferred contract revenue                                  289        1,707
                                                       --------     --------
     Total current liabilities                           24,785       26,870

 Debt                                                       320       14,431
 Other liabilities                                        5,279        3,480
 Total shareholders' equity                             107,608       29,471
                                                       --------       ------
     Total liabilities and shareholders'
         equity                                        $137,992     $ 74,252
                                                       ========       ======

*Weighted average number of common shares and per share amounts for 2002 have been restated to reflect 2003 stock splits.
Certain prior period amounts have been reclassified to conform to the current period presentation.

                            Supplemental Sales Data

                        Three Months Ended           Twelve Months Ended
                            December 31,                  December 31,
                                     %     %                        %      %
                   2003    2002    Total Growth    2003     2002  Total  Growth
                 ------- -------  ------ ------  -------  ------- ------  -----
By Geography
North America:
POS/OEM          $ 7,898  $7,800   18.9%   3.1%  $32,291  $27,366  23.4%  17.8%
AOA                7,867   5,644   18.9%  39.4%   24,574   27,081  17.8%  (9.3%)

EMEA              17,793  13,133   42.7%  35.5%   57,449   42,941  41.6%  33.8%
Asia/ROW           5,415   3,345   13.0%  61.9%   15,532   12,058  11.3%  28.8%
South America      2,729   1,708    6.5%  59.8%    8,165    6,360   5.9%  28.4%
                 ------- -------  ------        -------- -------- ------
                 $41,702 $31,630  100.0%  31.8% $138,011 $115,806 100.0%  19.2%
By Business
   Segment
POS/OEM           34,143  25,524   81.9%  33.8%  112,399   87,487  81.5%  28.5%
Industrial
  Scanning         5,348   4,187   12.8%  27.7%   16,595   22,065  12.0% (24.8%)
Advanced
  Optical
  Systems          2,211   1,919    5.3%  15.2%    9,017    6,254   6.5%  44.2%
                 ------- -------  ------        -------- -------- ------
                 $41,702 $31,630  100.0%  31.8% $138,011 $115,806 100.0%  19.2%

POS/OEM:
New Products
Introduced
  in 2003            694       -    2.0%     NA    1,124        -   1.0%    NA
Introduced
  2000-2002       22,110  17,672   64.8%  25.1%   72,516   50,483  64.5%  43.6%
Introduced
  prior to
  2000            11,339   7,852   33.2%  44.4%   38,759   37,004  34.5%   4.7%
                 ------- -------  ------        --------  ------- ------
                 $34,143 $25,524  100.0%  33.8% $112,399 $ 87,487 100.0%  28.5%